Exhibit 99.1

Flexsteel Industries, Inc. Reports Fiscal First Quarter 2023 Results

Dubuque, Iowa – October  24, 2022 – Flexsteel Industries, Inc. (NASDAQ:FLXS) (“Flexsteel” or the “Company”), one of the largest manufacturers, importers, and marketers of residential furniture products in the United States, today reported first quarter fiscal year 2023 financial results.

Key Results for the First Quarter Ended September  30, 2022

•	Net sales for the quarter decreased 30.5% to $95.7 million compared to $137.7 million in the prior year’s quarter.
•	Gross margin decreased to 16.0% for the quarter compared to 17.0% in the prior year quarter.
•	GAAP net income per diluted share of $0.05 for the current quarter compared to net income of $0.61 in the prior year quarter.
•	Non-GAAP[1] net income per diluted share of $0.09 for the quarter compared to net income of $0.48 in the prior year quarter.
•	Cash flow from operations of $13.0 million.
•	Debt repayment of $7.7 million.

1GAAP to non-GAAP reconciliations follow the financial statements in this press release.

Management Commentary

“Despite challenging macroeconomic conditions, including weakened demand, intensifying competitive pricing pressures and an overabundance of retail inventory, we were able to deliver solid results in the first quarter. I am encouraged that we were able to adjust to these challenges and deliver sales for the quarter of $95.7 million, which outperformed our sales guidance of $80 to $90 million,” said Jerry Dittmer, President, and CEO of Flexsteel Industries. Compared to pre-pandemic sales from the first quarter of fiscal 2020, home furnishings product sales were up $6.5 million, or 7.3%.

“While our long-term outlook remains positive, we believe the next six to nine months will be challenging for our industry due to excess inventory at both retailers and manufacturers, margin pressures from competitive pricing and economic headwinds. Regardless of external challenges, we remain focused on executing our growth strategy, launching exciting new products, and continuing to deliver on our industry leading lead times of 3 to 5 weeks for custom manufactured product. We recently launched our new brand, Charisma™, designed to serve customers seeking good quality, stylish furniture at affordable prices. Customer interest has been positive, and we began production last week to fulfill a strong backlog of new orders.  Additionally, we remain on track for a third quarter launch of our new Zecliner™ sleep solution recliner, and flex™, our small parcel, contemporary modular furniture solution.”

Mr. Dittmer concludes, “At the same time that we’re advancing our growth initiatives, we are mindful of looming economic uncertainties and the need to remain operationally and financially agile if market conditions were to change quickly. Our top priority is growth and servicing customers, however we are also focused near-term on working capital improvements, generating cash, and reducing debt to effectively navigate various economic scenarios without compromising our growth pursuits. I’m confident that the investments we’ve made, and will continue to make, in talent, product innovation, operational capabilities and customer experience improvements, have effectively positioned us to compete well in the near term as well as achieve our longer-term vision for the company.”

Operating Results for the First Quarter Ended September  30, 2022

Net sales were $95.7 million for the first quarter compared to net sales of $137.7 million in the prior year quarter, a decrease of approximately $42.0 million, or (30.5%), as home furnishings sales revert to pre-pandemic norms. The decrease was driven by lower sales volume in home furnishings products sold through retail stores of $38.7 million, or (31.1%), versus the prior-year quarter. Sales of products sold through e-commerce channels decreased by $3.3 million, or (25.2%) compared to the first quarter of the prior year. Sales in the prior year quarter were especially strong due to a surge in COVID-induced spending on home furniture.

The Company reported net income of $0.3 million, or $0.05 per diluted share, for the quarter ended September 30, 2022, compared to a net income of $4.4 million, or $0.61 per diluted share, in the prior-year quarter. The reported net income for the quarter ended September 30, 2022, included a $0.3 million pre-tax charge for expenses related an unsolicited proposal to purchase Flexsteel shares received in August and the subsequent evaluation and unanimous rejection of the proposal by the Board of Directors. Excluding this item (see attached non-GAAP disclosure), the Company reported an adjusted net income of $0.5 million, or $0.09 per diluted share, as compared to an adjusted net income of $3.4 million, or $0.48 per diluted share, in the first quarter of fiscal year 2022.

Gross margin as a percent of net sales for the quarter ended September 30, 2022, was 16.0%, compared to 17.0% for the prior-year quarter, a decrease of 100 basis points (“bps”). The 100-bps decrease was primarily driven by impact of lower volume deleveraging our fixed manufacturing costs, and increased cost of delivery due to higher diesel fuel costs, partially offset by improvement related to reduced ancillary charges in the quarter.

Selling, general and administrative (SG&A) expenses decreased to $14.6 million in the first quarter of fiscal 2023 compared to $18.8 million in the prior year quarter, a decrease of 22.4%. The decrease is mainly due to reduced compensation expense and controlled spending across all other categories.

The Company reported a tax benefit of $0.2 million, or an effective rate of (175.5%), during the first quarter compared to a $1.3 million tax expense, or an effective rate of 23.2%, in the prior-year quarter. The effective tax rate is primarily impacted by adjustments related to uncertain tax positions.

Liquidity

The Company ended the quarter with a cash balance of $4.0 million and working capital (current assets less current liabilities) of $116.1 million, and availability of approximately $40.4 million under its secured line of credit.

Capital expenditures for the quarter ended September  30,  2022, were $1.9 million.

Conference Call and Webcast

The Company will host a conference call and audio webcast with analysts and investors on Tuesday, October 25, 2022, at 8:00 a.m. Central Time to discuss the results and answer questions.

•	Live conference call: 866-777-2509 (domestic) or 412-317-5413 (international)
•	Conference call replay available through November 1, 2022: 877-344-7529 (domestic) or

412-317-0088 (international)

•	Replay access code: 4106721
•	Live and archived webcast: ir.flexsteel.com

To pre-register for the earnings conference call and avoid the need to wait for a live operator, investors can visit https://dpregister.com/sreg/10172014/f4bab93ee6 and enter their contact information. Registered participants will receive their dial-in number upon registration.

About Flexsteel

Flexsteel Industries, Inc. and Subsidiaries (the “Company”) is one of the largest manufacturers, importers, and marketers of furniture products in the United States. Product offerings include a wide variety of furniture such as sofas, loveseats, chairs, reclining rocking chairs, swivel rockers, sofa beds, convertible bedding units, occasional tables, desks, dining tables and chairs, kitchen storage, bedroom furniture, and outdoor furniture. A featured component in most of the upholstered furniture is a unique steel drop-in seat spring from which the name “Flexsteel” is derived. The Company distributes its products throughout the United States through its e-commerce channel and direct sales force.

Forward-Looking Statements

Statements, including those in this release, which are not historical or current facts, are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. There are certain important factors that could cause our results to differ materially from those anticipated by some of the statements made herein. Investors are cautioned that all forward-looking statements involve risk and uncertainty. Some of the factors that could affect results are the cyclical nature of the furniture industry, supply chain disruptions, litigation, the effectiveness of new product introductions and distribution channels, the product mix of sales, pricing pressures, the cost of raw materials and fuel, retention and recruitment of key employees, actions by governments including laws, regulations, taxes and tariffs, the amount of sales generated and the profit margins thereon, competition (both U.S. and foreign), credit exposure with customers, participation in multi-employer pension plans, the impact of the COVID-19 pandemic and general economic conditions. For further information regarding these risks and uncertainties, see the “Risk Factors” section in Item 1A of our most recent Annual Report on Form 10-K.

For more information, visit our website at http://www.flexsteel.com.

FLEXSTEEL INDUSTRIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(in thousands)

	September 30,	June 30,
	2022	2022
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$3,971	$2,184
Trade receivables, net	33,886	41,106
Inventories	121,390	141,212
Other	6,889	4,950
Assets held for sale	616	616
Total current assets	166,752	190,068

NONCURRENT ASSETS:
Property, plant and equipment, net	38,958	38,543
Operating lease right-of-use assets	70,872	38,189
Other assets	1,941	1,941

TOTAL ASSETS	$278,523	$268,741

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable - trade	$21,035	$32,147
Accrued liabilities	29,623	32,480
Total current liabilities	50,658	64,627

LONG-TERM LIABILITIES
Lines of credit	30,030	37,739
Other liabilities	66,747	34,815
Total liabilities	147,435	137,181

SHAREHOLDERS' EQUITY	131,088	131,560

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$278,523	$268,741

FLEXSTEEL INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME (UNAUDITED)

(in thousands, except per share data)

	Three Months Ended
	September 30,
	2022	2021
Net sales	$95,684	$137,689
Cost of goods sold	80,335	114,279
Gross margin	15,349	23,410
Selling, general and administrative expenses	14,574	18,785
Restructuring expense	—	152
Other expense	347	—
Gain on disposal of assets due to restructuring	—	(1,400)
Operating income	428	5,873
Interest expense	321	203
Other expense	2	2
Income before income taxes	105	5,668
Income tax (benefit) provision	(184)	1,315
Net income and comprehensive income	$289	$4,353
Weighted average number of common shares outstanding:
Basic	5,311	6,834
Diluted	5,467	7,090
Earnings per share of common stock:
Basic	$0.05	$0.64
Diluted	$0.05	$0.61

FLEXSTEEL INDUSTRIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(in thousands)

	Three Months Ended
	September 30,
	2022	2021
OPERATING ACTIVITIES:
Net income	$289	$4,353
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation	1,128	1,327
Stock-based compensation expense	825	1,162
Change in provision for losses on accounts receivable	(10)	120
(Gain) on disposal of assets	—	(1,400)
Changes in operating assets and liabilities	10,762	(49,877)
Net cash provided by (used in) operating activities	12,994	(44,315)
INVESTING ACTIVITIES:
Proceeds from the sale of capital assets	—	1,450
Capital expenditures	(1,878)	(821)
Net cash (used in) provided by investing activities	(1,878)	629
FINANCING ACTIVITIES:
Dividends paid	(867)	(1,050)
Treasury stock purchases	(403)	(1,915)
Proceeds from lines of credit	88,058	74,565
Payments on lines of credit	(95,768)	(25,013)
Shares withheld for tax payments on vested restricted shares	(349)	(248)
Net cash (used in) provided by financing activities	(9,329)	46,339
Increase in cash and cash equivalents	1,787	2,653
Cash and cash equivalents at beginning of the period	2,184	1,342
Cash and cash equivalents at end of the period	$3,971	$3,995

NON-GAAP DISCLOSURE (Unaudited)

The Company is providing information regarding adjusted net income and adjusted diluted earnings per share of common stock, which are not recognized terms under the U.S. Generally Accepted Accounting Principles (“GAAP”) and do not purport to be alternatives to net income or diluted earnings per share of common stock as a measure of operating performance. A reconciliation of adjusted net income and adjusted diluted earnings per share of common stock is provided below. Management believes the use of these non-GAAP financial measures provides investors useful information to analyze and compare performance across periods excluding the items which are considered by management to be extraordinary or one-time in nature. Because not all companies use identical calculations, these presentations may not be comparable to other similarly titled measures of other companies.

Reconciliation of GAAP net  income to non-GAAP adjusted net income:

The following table sets forth the reconciliation of the Company’s reported GAAP net income to the calculation of non-GAAP adjusted net income for the three months ended September  30, 2022, and 2021:

	Three Months Ended
	September 30,
(in thousands)	2022	2021
Reported GAAP net income	$289	$4,353
Other expense	347	—
Restructuring expense	—	152
Gain on disposal of assets due to restructuring	—	(1,400)
Tax impact of the above the adjustments(1)	(94)	290
Non-GAAP net income	$542	$3,395

(1) Effective tax rates  of 27.0% and 23.2% were used to calculate the three months ended September 30, 2022, and September  30, 2021, respectively.

Reconciliation of GAAP earnings per share of common stock to non-GAAP adjusted earnings per share of common stock:

The following table sets forth the reconciliation of the Company’s reported GAAP earnings per share to the calculation of non-GAAP adjusted earnings per share for the three months ended September 30, 2022, and 2021:

	Three Months Ended
	September 30,
	2022	2021
Reported GAAP diluted earnings per share	$0.05	$0.61
Other expense	0.06	—
Restructuring expense	—	0.03
Gain on disposal of assets due to restructuring	—	(0.20)
Tax impact of the above adjustments(1)	(0.02)	0.04
Non-GAAP diluted earnings per share	$0.09	$0.48

(1) Effective tax rates of 27.0% and 23.2%  were used to calculate the three months ended September  30, 2022, and September  30, 2021, respectively.

INVESTOR CONTACT:

Alejandro Huerta, Flexsteel Industries	563-585-8126
investors@flexsteel.com